EXHIBIT 99.1

October 12, 2009

Dear Stockholder:

Enclosed is your portion of the third quarter 2009 distribution to Inland Western Retail Real Estate Trust, Inc. (“Inland Western”) stockholders.  The board of directors declared a third quarter 2009 distribution of 2 ½ cents per share, payable on October 12, 2009, to stockholders of record at the close of business on September 30, 2009.  Including this distribution, stockholders have received a total of 17 ½ cents in distributions in calendar year 2009.  Assuming a purchase price of $10.00 per share, this level of distribution translates to a 1.75% annualized return.  As each distribution is determined quarterly by our board of directors, the annualized yield is not necessarily indicative of future distributions.  If you have invested through a trustee or participate in Direct Deposit or the Distribution Reinvestment Program, a distribution statement is enclosed in lieu of a check.

Annual Meeting of Stockholders

Our Annual Meeting of Stockholders will be held on October 13, 2009.  We appreciate you taking the time to vote. Please visit our company website at www.inlandwestern.com to view the Annual Meeting of Stockholders presentation.  If you have any questions about your investment, please contact your financial advisor or Inland Western Investor Relations at 800.541.7661.

Sincerely,

INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

Robert D. Parks
Chairman of the Board

Statements and other information contained in this letter which can be identified by the use of forward-looking terminology such as “anticipate,” “may,” “will,” “expect,” “continue,” “remain,” “intend,” “aim,” “should,” “prospects,” “could,” “future,” “potential,” “believes,” “plans,” “likely,” “consider,” and “probable,” or the negative thereof or other variations thereon or comparable terminology, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 as amended and are subject to the safe harbors created thereby.  These statements should be considered as subject to the many risks and uncertainties that exist in the Company’s operations and business environment.  Such risks and uncertainties include, but are not limited to, economic conditions, market demand and pricing, competitive and cost factors, raw material availability and prices, global interest rates, currency exchange rates, labor relations and other risk factors.

Inland Western Retail Real Estate Trust, Inc. 2901 Butterfield Road Oak Brook, Illinois  60523  800.541.7661  www.inlandwestern.com